SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2001

Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer Identification No.)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code: 732-985-7100

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

          Certificate of Amendment. On December 13, 2001 a certificate of amendment to increase the company’s authorized common shares to 200,000,000, as approved at the 2001 annual meeting of stockholders held on November 28, 2001, was filed with the Delaware Secretary of State. A copy of the company’s composite certificate of incorporation reflecting such certificate of amendment is attached as Exhibit 3.1.

           Conversion of Debt and Preferred Stock by ICC. On December 21, 2001, ICC Industries Inc. converted $15,000,000 of indebtedness into 44,117,647 common shares. On January 2, 2002, ICC converted its 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock and unpaid dividends on such preferred stock into 10,735,294 common shares. Both conversions were effected at a conversion rate of $.34 per common share. Such conversions were effected pursuant to letter agreements between the company and ICC dated December 21, 2001 and October 25, 2001 and substantially as described in the proxy statement for the 2001 annual meeting. A copy of the December 21st agreement with the referenced October 25th agreement is attached as Exhibit 10.1

          Before the conversions, ICC owned 19,635,894 common shares (approximately 64.74 % of the outstanding common shares). Following the December 21st conversion, ICC owned 63,753,541 common shares (approximately 85.64% of the outstanding common shares). Following the January 2nd conversion, ICC owned 74,488,835 common shares (approximately 87.45% of the outstanding common shares).

          Recent Financial and Other Developments. The Company's revolving credit facility, which was scheduled to expire on December 31, 2001, was extended to February 28, 2002 on the same terms and conditions. A copy of the agreement extending the facility, dated December 19, 2001, is attached as Exhibit 10.2.

          On December 28, 2001, the Company entered into an equipment financing lease arrangement with G.E. Capital Corporation for $1.95 million, whereby certain operating leases have been converted to financing leases. This will have a favorable effect on the Company’s operating results and cash flow.

          The Company has appointed Ladenburg Thalman & Co. Inc., a New York based investment banking firm, on a one year contract, to assist in the Company's expansion and recapitalization plans, including the proposed rights offering.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

           (c)      Exhibits

3.1	Certificate of Incorporation of the Company as amended by the Certificate of Amendment filed with the Delaware Secretary of State on December 13, 2001

10.1	Letter agreement between ICC Industries Inc. and Pharmaceutical Formulations, Inc. regarding conversion of preferred shares and certain indebtedness, dated December 21, 2001

10.2	Letter Agreement dated December 19, 2001 between The CIT Group/Credit Finance, Inc. ("CIT") and the Company amending the Loan and Security Agreement between the Company and Fidelcor Business Credit Corporation as assumed by The CIT Group/Credit Finance, Inc

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ Walter Kreil Name: Walter Kreil Title: Vice President and Chief Financial Officer

Dated: January 3, 2002

EXHIBIT INDEX

3.1	Certificate of Incorporation of the Company as amended by the Certificate of Amendment filed with the Delaware Secretary of State on December 13, 2001

10.1	Letter agreement between ICC Industries Inc. and Pharmaceutical Formulations, Inc. regarding conversion of preferred shares and certain indebtedness, dated December 21, 2001

10.2	Letter Agreement dated December 19, 2001 between The CIT Group/Credit Finance, Inc. ("CIT") and the Company amending the Loan and Security Agreement between the Company and Fidelcor Business Credit Corporation as assumed by The CIT Group/Credit Finance, Inc